Exhibit 10.7

OCULAR THERAPEUTIX, INC.

RESTRICTED STOCK AGREEMENT

Ocular Therapeutix, Inc. (the “Company”) has selected you to receive the following restricted stock award pursuant to its 2014 Stock Incentive Plan. The terms and conditions attached hereto are also a part hereof.

Notice of Grant

Name of recipient (the “Recipient”):

Grant Date:

Number of shares of the restricted common stock awarded:

Vesting Start Date:

Vesting Schedule:

All vesting is dependent on the Recipient remaining employed by the Company, as provided herein.

Please confirm your acceptance of this restricted stock award and of the terms and conditions of this Agreement by signing a copy of this Agreement where indicated below.

OCULAR THERAPEUTIX, INC.

By:
Name of Officer
Title:

Accepted and Agreed:

Signature of Recipient

Street Address

City/State/Zip Code

OCULAR THERAPEUTIX, INC.

Restricted Stock Agreement

Incorporated Terms and Conditions

The terms and conditions of the award of shares of restricted common stock of the Company (the “Restricted Shares”) made to the Recipient, as set forth in the Notice of Grant that forms part of this agreement (the “Notice of Grant”), are as follows:

1. Issuance of Restricted Shares.

(a) The Restricted Shares are issued to the Recipient, effective as of the Grant Date set forth in the Notice of Grant, in consideration of services rendered and to be rendered by the Recipient to the Company.

(b) The Restricted Shares will initially be issued by the Company in book entry form only, in the name of the Recipient. Following the vesting of any Restricted Shares pursuant to Section 2 below, the Company shall, if requested by the Recipient, issue and deliver to the Recipient a certificate representing the vested Restricted Shares. The Recipient agrees that the Restricted Shares shall be subject to the forfeiture provisions set forth in Section 3 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement.

2. Vesting. Unless otherwise provided in this Agreement or in the Company’s 2014 Stock Incentive Plan (the “Plan”), the Restricted Shares shall vest in accordance with the vesting schedule set forth in the Notice of Grant. Any fractional number of Restricted Shares resulting from the application of the vesting schedule shall be rounded down to the nearest whole number of Restricted Shares.

3. Forfeiture of Unvested Restricted Shares Upon Employment Termination.

In the event that the Recipient ceases to be employed by the Company for any reason or no reason, with or without cause, all of the Restricted Shares that are unvested as of the time of such employment termination shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Recipient, effective as of such termination of employment. The Recipient shall have no further rights with respect to any Restricted Shares that are so forfeited. If the Recipient is employed by a subsidiary of the Company, any references in this Agreement to employment with the Company shall instead be deemed to refer to employment with such subsidiary.

4. Restrictions on Transfer.

Except as set forth in the Plan, the Recipient shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Restricted Shares, or any interest therein, until such Restricted Shares have vested. The Company shall not be required (i) to transfer on its books any of the Restricted Shares which have been transferred in violation of any of the provisions of this Agreement or the Plan or (ii) to treat as owner of such Restricted Shares or to pay dividends to any transferee to whom such Restricted Shares have been transferred in violation of any of the provisions of this Agreement or the Plan.

5. Restrictive Legends.

The book entry account reflecting the issuance of the Restricted Shares in the name of the Recipient shall bear a legend or other notation upon substantially the following terms:

“These shares of stock are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his or her predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

6. Rights as a Shareholder.

Except as otherwise provided in this Agreement, for so long as the Recipient is the registered owner of the Restricted Shares, the Recipient shall have all rights as a shareholder with respect to the Restricted Shares, whether vested or unvested, including, without limitation, rights to vote the Restricted Shares and act in respect of the Restricted Shares at any meeting of shareholders; provided that, as provided in the Plan, the payment of dividends on unvested Restricted Shares shall be deferred until the vesting of such shares.

7. Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Recipient with this Agreement.

8. Tax Matters.

(a) Acknowledgments; Section 83(b) Election. The Recipient acknowledges that he or she is responsible for obtaining the advice of the Recipient’s own tax advisors with respect to the acquisition of the Restricted Shares and the Recipient is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Restricted Shares. The Recipient understands that the Recipient (and not the Company) shall be responsible for the Recipient’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Restricted Shares. The Recipient acknowledges that he or she has been informed of the availability of making an election under Section 83(b) of the Internal Revenue Code, as amended (a “Section 83(b) Election”) with respect to the issuance of the Restricted Shares. The Recipient agrees to promptly deliver written notice to the Company in the event the Recipient makes a Section 83(b) Election with respect to the Restricted Shares.

(b) Withholding. The Recipient acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Recipient any federal, state, local or other taxes of any kind required by law to be withheld with respect to the issuance or vesting of the Restricted Shares.

9. Miscellaneous.

(a) No Right to Continued Employment. The Recipient acknowledges and agrees that, notwithstanding the fact that the vesting of the Restricted Shares is contingent upon his or her continued employment by the Company, this Agreement does not constitute an express or implied promise of continued employment or confer upon the Recipient any rights with respect to continued employment by the Company.

(b) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.

(c) Recipient’s Acknowledgments. The Recipient acknowledges that he or she has read this Agreement, has received and read the Plan, and understands the terms and conditions of this Agreement and the Plan.